Exhibit 99.1

News Release	For Immediate Release
October 25, 2006
Greer Bancshares Incorporated	For Additional Information
1111 West Poinsett Street	Contact: Dennis Hennett
Greer, SC 29650	Phone: (864) 848-5118

Greer Bancshares Incorporated Reports Gains in Third Quarter And

Year-to-Date Earnings

Greer, SC, October 25, 2006 — Greer Bancshares Incorporated (OTC: GRBS), the bank holding company for Greer State Bank, today announced improved financial results for the quarter and nine months ended September 30, 2006.

For the quarter ended September 30, 2006, Greer Bancshares reported net income of $769,000 or 31 cents per diluted share, compared to $699,000 or 28 cents per diluted share for the third quarter of 2005, an increase in net income of 9.9%. Year-to-date net income through September 30, 2006 was $2,169,000, or 86 cents per diluted share, compared to $2,022,000 or 81 cents per diluted share for the first nine months of 2005, an increase of 7.3%. Total assets were $340,467,000 at September 30, 2006, up 13.7% from $299,447,000 at December 31, 2005.

“We are pleased, but not satisfied, with our improvement in earnings for the quarter and year-to-date, particularly in the current competitive banking and interest rate environments for both deposits and loans,” commented Ken Harper, president of Greer Bancshares, Inc. “We will continue to work hard on extracting improved earnings and shareholder value out of our strong rates of asset growth,” Harper concluded.

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The Company cautions readers that the statements contained herein regarding the Company’s future financial condition, business plans, operations, opportunities, or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties include: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) the level of allowance for loan losses; (v) the rate of delinquencies and amounts of charge-offs; (vi) the rate of loan growth; (vii) adverse changes in asset quality and resulting credit risk-related losses and expenses; (viii) general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality; (ix) changes occurring in business conditions and inflation; (x) changes in technology; (xi) changes in monetary and tax policies; (xii) loss of consumer confidence and economic disruptions resulting from terrorist activities; (xiii) changes in the securities markets; and (xiv) other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. This release speaks only as of its date, and the Company disclaims any duty to update the information herein.